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EXHIBIT 5.1

                                                                   April 24 2003
Board of Directors
U.S. West Homes, Inc.
410 Broadway, 2nd Floor
Laguna Beach, CA 92651

Gentlemen:

         As special counsel for U.S. West Homes, Inc. (the "Company"), we have examined its Articles of Incorporation and Bylaws, as amended, and such other corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the Post-Effective Amendment No. 1 (the "Amendment") to the Registration Statement on Form S-8 (File No. 333-104676) covering the registration under the Securities Act of 1933, as amended, of an aggregate of up to 573,825,733 shares of common stock, $.001 par value (the "Shares") to be issued pursuant to various consulting and employment agreements (the "Agreements").

         Upon the basis of such examination, we are of the opinion that the Shares will be, when issued and sold in the manner referred to in the Agreements, legally issued, fully paid and non-assessable securities of the Company.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ Weed & Co. LLP